November 17, 2006

Dear FHLBank Member:

FHLBank Topeka is pleased to announce that Gordon C. Smith, Jr., president and chief executive officer of Liberty Federal Savings Bank, Enid, Okla., has been elected to FHLBank’s board of directors commencing January 1, 2007, to serve the unexpired term of a directorship currently held by Harley D. Bergmeyer. The Federal Housing Finance Board (FHFB) redesignated this position from the state of Nebraska to the state of Oklahoma effective after the close of business on December 31, 2006. Smith previously served on the Board from January 1, 1993, to December 31, 1994.

Smith’s election by the Board took place in accordance with the rules governing the filling of redesignated directorships specified in the Federal Home Loan Bank Act and the related regulations of the FHFB. Smith will serve from January 1, 2007, to December 31, 2008. Because the directorship is classified by the FHFB as a non-guaranteed elected directorship, it can be redesignated by the FHFB again in the future.

The committees Smith will serve on have not been determined as of this time.

A board election for the states of Kansas and Oklahoma is still in progress. Final election results for those states will be released on or before November 29. Stockholders in Nebraska did not participate in the 2006 election. Board positions representing that state are currently filled.

Please refer any election questions to Patrick Doran, senior vice president and general counsel, at 785.438.6054, or e-mail him at pat.doran@fhlbtopeka.com.